Chrysler Financial	Distribution Date:	10-Jan-05
DaimlerChrysler Auto Trust 2004-C Monthly Servicer’s Certificate (HY)		Page 1 of 2

Payment Determination Statement Number	2
Distribution Date	10-Jan-05

Dates Covered	From and Including	To and Including
Collections Period	01-Dec-04	31-Dec-04
Accrual Period	08-Dec-04	09-Jan-05
30/360 Days	30
Actual/360 Days	33

	Number of
Collateral Pool Balance Data	Accounts	$ Amount

Pool Balance — Beginning of Period	92,487	1,519,742,085.71
Collections of Installment Principal		31,803,214.39
Collections Attributable to Full Payoffs		21,444,387.84
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		269,864.55

Pool Balance — End of Period	90,640	1,466,224,618.93

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		1,583,099,434.13
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		92.62%

Ending O/C Amount		91,503,440.22
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		106.66%

Cumulative Net Losses		162,437.75
Net Loss Ratio (3 mo. Weighted Avg.)		0.06300%
Cumulative Recovery Ratio		53.33%
60+ Days Delinquency Amount		2,001,512.57
Delinquency Ratio (3 mo. Weighted Avg.)		0.04890%

Weighted Average APR		6.280%
Weighted Average Remaining Term (months)		49.38
Weighted Average Seasoning (months)		13.60

Chrysler Financial DaimlerChrysler Auto Trust 2004-C Monthly Servicer’s Certificate (HY)	Distribution Date: 10-Jan-05 Page 2 of 2

Cash Sources
Collections of Installment Principal	31,803,214.39
Collections Attributable to Full Payoffs	21,444,387.84

Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	167,436.61	Pool Balance	1,466,224,618.93
Collections of Interest	7,944,814.89	Yield Supplement O/C Amount	(52,324,257.86)

Investment Earnings	76,021.43	Adjusted Pool Balance	1,413,900,361.07
Reserve Account	3,750,000.00

Total Sources	65,185,875.16	Total Securities	1,374,721,178.71

		Adjusted O/C Amount	39,179,182.36

Cash Uses
Servicer Fee	1,266,451.74	Target Overcollateralization Amount	70,695,018.05
A Note Interest	3,248,465.88
Priority Principal Distribution Amount	0.00	O/C Release Period?	No
B Note Interest	130,125.00
Reserve Fund	3,750,000.00	O/C Release	0.00
Regular Principal Distribution Amount	56,790,832.54
Distribution to Certificateholders	0.00

Total Cash Uses	65,185,875.16

Administrative Payment
Total Principal and Interest Sources	65,185,875.16
Investment Earnings in Trust Account	(76,021.43)
Daily Collections Remitted	(58,935,486.01)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(1,266,451.74)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	1,157,915.98

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Notes
Class A-1 340,000,000 @ 2.20%	271,512,011.25	214,721,178.71	56,790,832.54	167.0318604	547,549.22	1.6104389	340000000
Class A-2 460,000,000 @ 2.62%	460,000,000.00	460,000,000.00	.000	0.0000000	1,004,333.33	2.1833333	460000000
Class A-3 375,000,000 @ 2.98%	375,000,000.00	375,000,000.00	0.00	0.0000000	931,250.00	2.4833333	375000000
Class A-4 280,000,000 @ 3.28%	280,000,000.00	280,000,000.00	0.00	0.0000000	765,333.33	2.7333333	280000000
Class B 45,000,000 @ 3.47%	45,000,000.00	45,000,000.00	0.00	0.0000000	130,125.00	2.8916667	45000000

Total Notes	1,431,512,011.25	1,374,721,178.71	56,790,832.54		3,378,590.88		1,500,000,000.00

     * Class A-1 Interest is computed on an Actual/360 Basis. Days in current period           33